Exhibit 99.1

John A. Allison Appointed as an Independent Member of the Moelis & Company Board of Directors

New York, October 26, 2015: Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of John A. Allison, as an independent member of the Board of Directors.

Mr. Allison currently serves as Chairman of the Executive Advisory Council of the Cato Institute’s Center for Monetary and Financial Alternatives, and as a member of the Cato Institute’s Board of Directors. He was President and CEO of the Cato Institute from October 2012 to April 2015. Prior to joining Cato, Mr. Allison was Chairman and CEO of BB&T Corporation, one of the largest financial services holding companies by assets, headquartered in the United States. During Mr. Allison’s tenure as CEO from 1989 to 2008, BB&T grew from $4.5 billion to $152 billion in assets.

“John has an impressive track record as a leader in the financial services industry,” said Ken Moelis, Chairman and CEO of Moelis & Company. “We are delighted to have him on our Board of Directors. Through his experience growing BB&T and now as a Chairman at the Cato Institute, John will undoubtedly bring a unique perspective to our Board, our Firm, and our clients.”

Mr. Allison will become the third independent director on the Moelis & Company Board of Directors. He will also serve as a member of the Firm’s Audit Committee and Compensation Committee. Mr. Allison will begin serving on the Board on November 4, 2015.

In addition to his time at BB&T and the Cato Institute, Mr. Allison also served as a Distinguished Professor of Practice on the faculty of the Wake Forest University School of Business from 2009 to 2012. He has received the Corning Award for Distinguished Leadership, been inducted into the North Carolina Business Hall of Fame, received the Lifetime Achievement Award from the American Banker, and was recognized by the Harvard Business Review as one of the top 100 most successful CEOs in the world over the last decade.

Mr. Allison is a Phi Beta Kappa graduate of the University of North Carolina—Chapel Hill. He received his master’s degree in management from Duke University, and is also a graduate of the Stonier Graduate School of Banking.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

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Moelis & Company

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Michele Miyakawa

Moelis & Company

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michele.miyakawa@moelis.com